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                                                                    EXHIBIT 5.1


                                  May 26, 1999


Mahaska Investment Company
222 First Avenue East
Oskaloosa, Iowa  52577


      Re:                 Mahaska Investment Company
                       Form S-4 Registration Statement
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Gentlemen:

      We have acted as counsel for Mahaska Investment Company (the
"Company"), in connection with the proposed issuance of certain shares of the Company's common stock, par value $5.00 per share (the "Shares"), in connection with the merger of Midwest Bancshares, Inc., a Delaware corporation, with the Company. As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth, including, without limitation, the Company's registration statement on Form S-4 (the "Registration Statement") which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on the date hereof.

      Based on the foregoing, we are of the opinion that, upon issuance of the Shares for the consideration stated in the Prospectus constituting a part of the above-mentioned Registration Statement and as otherwise contemplated by such Registration Statement and the Merger Agreement referred to therein, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the use of our name and the reference to our firm in said Registration Statement and in the Prospectus included as a part thereof.


                                       Respectfully submitted,

                                       CHAPMAN AND CUTLER